Exhibit 10.19

June 17, 2016

Re: Offer of Employment

Dear Steve:

Decibel Therapeutics, Inc. (the “Company”) is pleased to offer to employ you as Chief Executive Officer, reporting to the Company’s Board of Directors. Your effective date of hire as an employee will be July 5, 2016. For purposes of this offer letter, the actual first day of your employment shall be referred to as the “Start Date”.

Your compensation for this position will be at the rate of $450,000 per year, payable semi-monthly in accordance with the Company’s normal pay schedule. All payments are subject to required tax withholdings.

You will be eligible to participate each year in the annual bonus plan adopted by the Company, and the Company shall adopt and implement such a plan if reasonable in light of financial, business and other circumstances and factors-at the discretion of the Board of Directors. If and when such bonus plan is adopted by the Company, your annual target performance bonus for your first year of employment shall be 40% of your base salary. The bonus will be based upon achievement of both corporate and individual goals. All payments are subject to legally required tax withholdings.

Subject to the approval by the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment, you will receive the right to purchase 3,556,801 of the Company’s common stock (the “Restricted Stock”), as of your start date, at an exercise or purchase price equal to the fair market value of the Company’s common stock on the date of grant or issuance, subject to the standard terms and conditions of Decibel Therapeutics, Inc. Stock Incentive Plan and form of stock option or restricted stock agreement, including vesting, subject to continued employment. The Restricted Stock will be subject to the terms and conditions of the Company’s then-current incentive stock plan and form of restricted stock agreement (the “Equity Documents”). The Restricted Stock will vest as follows: one quarter of the shares will vest on the first anniversary of the Start Date, and following that, 1/48th of the shares will vest on a monthly basis, in arrears. Vesting is contingent on your continued full-time employment with the Company.

We have agreed to establish an additional, incentive-based compensation element for you in your role as CEO. The concept of such award anticipates that upon achievement of specific key milestones to be defined, mutually agreed to and approved with the Board of Directors of the Company (the “Board”), you will be eligible for an additional performance based award in the form of a cash bonus and equity grant, both subject to approval by the Board of Directors of the Company (the ‘‘Board”). After your start date and on boarding with the company, you will be involved in the design and implementation of this specific award. We anticipate this will happen within the first quarter of employment with the Company.

You will be eligible to participate in the Company’s benefits plans subject to the terms and conditions of such plans. Currently, the Company offers Medical and Dental Insurance Programs as well as the Life, AD&D Short and Long Term Disability Plans and 401 (k) Plan subject to the terms and conditions of those plans. Presently, the Company pays for 85% of the premium cost and reimburses the first 75% of the medical plan annual deductible expenses through an HRA administered by HRC Total Solutions, 100% of the cost of Life and AD&D insurance as well as Short and Long Term Disability plans. You will accrue 15 paid vacation days each year on pro-rata basis for the first 5 years of service; and you will receive paid holidays in accordance with the company holiday schedule. (Current Benefits Summary Attached. Benefits are subject to change at any time in the Company’s sole discretion).

In order for Decibel to have every opportunity to achieve its vision of making a difference in the lives of patients and their families who are impacted by hearing disorders, it is essential for the CEO role to be full time endeavor. We are supportive of the CEO participating on outside board roles and we will work together to ensure that we have the right balance. We need to make every effort to ensure the time commitment on outside activities does not interfere with the needs of leading Decibel.

It is our understanding that you will continue to serve in your capacity as a Board, Committee Member or Trustee for the following organizations; Molecular Partners, PMV Pharma, Visterra, Humatics, The Sync Project, Berklee College of Music and Warp Drive Bio (pending). Any additional board, committee and/or consulting engagements will be subject to pre-approval by the Board of Directors of the Company (the “Board”).

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without Cause or prior notice and without additional compensation to you, subject to the following:

(a) the Company may terminate your employment for “Cause” (as defined below) upon written notice to you effective immediately, in which case you will not be entitled to receive any form of payment other than your earned salary but accrued but unused vacation through your date of termination (the “Accrued Obligations”);

(b) you may terminate your employment voluntarily other than for “Good Reason” (as defined below) upon at least thirty (30) days’ prior written notice to the Company, in which case you will not be entitled to receive any form of payment other than the Accrued Obligations; and

(c) the Company may terminate your employment without Cause upon written notice to you effective immediately, provided and notwithstanding the foregoing, in the event that the Company terminates your employment without Cause, then, subject to you entering into and complying with a separation agreement and general release in a form provided by the Company, you will be entitled to a severance pay in an amount equal to: (i) nine (9) months of your then base salary as of the date of termination, such amount to be paid in equal installments over a nine (9) month period after the date of your termination in accordance with the Company’s usual payroll practices and periods, subject to applicable taxes and withholding, and (ii) payment for nine (9) months of monthly COBRA premiums at the same rate as the Company pays for active employees for you and your eligible dependents, subject to applicable COBRA terms and in compliance with applicable non-discrimination or other requirements under the Internal Revenue Code (the “Code”), the Patient Protection and Affordable Care Act, or the Health Care and Education Reconciliation Act (the “Severance Benefits”). In the interest of clarity, in the event your employment is terminated as a result of your (i) death, (ii) disability, (iii) resignation (iv) termination for Cause by the Company you will be entitled to the Accrued Obligations (as defined below) but you will not be entitled to the Severance Benefits or any other compensation.

During the severance period, should you be otherwise employed or consulting more than 50% of your time, the severance payments will discontinue.

In addition, following such resignation or termination, as applicable, the Company will pay you the prorated portion of the target bonus for the fiscal year in which you are terminated (with such prorated portion determined by the number of days you were employed during such fiscal year). This payment will be made once the Company has paid out annual performance bonuses for all employees.

(d) For purposes of this letter agreement:

“Cause” means:

Your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, for thirty (30) days after written notice given to you by the Company describing such failure in reasonable detail; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company that results in or is reasonably anticipated to result in harm to the Company; or (v) your material violation of any provision of any agreement(s) between you and the Company, including any agreement relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) change of more than 50 miles in the geographic location at which you provide services to the Company (each a “Good Reason Condition”). Notwithstanding the foregoing, a suspension of your responsibilities, authority and/or duties for the Company during any portion of a bona fide internal investigation or an investigation by regulatory or law enforcement authorities shall not be a Good Reason Condition. Good Reason Process shall mean that (i) you reasonably determine in good faith that a Good Reason Condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason Condition within 30 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not Jess than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) The Severance Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Severance Payment date, the first Severance Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Severance Payment is considered a separate payment.

The time for payment, or schedule for payment, of any severance payments due hereunder may not be accelerated, except as provided for in the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986 (the “Codell), or any law replacing or superseding such Section or regulations. Notwithstanding the preceding provisions of this Section 6(d), in the case that the Company becomes a publicly traded company and you are deemed a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code), no severance payment may be made earlier than the date which is six (6) months after the termination of employment hereunder (or, if earlier, the date of the death of the Executive) if and to the extent required by applicable law or other rules of any stock exchange upon which any of shares of the Company’s capital stock are then traded.

All payments described herein are subject to legally required tax withholdings.

In the event that, within the twelve (12) month period that immediately follows or the 30 day period immediately prior to a Change in Control (as defined below), your employment with the Company is terminated: (i) on account of your death or Permanent Disability, (ii) by the Company without Cause, or (iii) as a result of your resignation for Good Reason, then fifty (50%) percent of your then unvested equity (or outstanding unvested restricted stock and/or options to purchase shares of the Company’s Common Stock) shall accelerate and become fully vested. As used herein, “Change in Control” shall mean the (i) the sale of the Company in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (iii) any other acquisition of the business of the Company, as determined by the Company’s Board of Directors in their sole discretion. For the avoidance of doubt, in no event shall a bona fide equity or debt financing of the Company, including a financing in which greater than 50% of the Company’s outstanding equity securities are acquired by a third-party, or reorganization required to effect an initial public offering, be deemed a “Change in Control” for purposes of this letter.

(b) In connection with a Change of Control, the Company agrees to give due consideration to obtaining such vote by disinterested shareholders (and/or members) as may be necessary such that Section 280G of the Code and the applicable IRS regulations thereunder, will not apply to any compensation, payment or distribution by the Company to you in connection with such Change of Control.

Your normal place of work will be at the location of Decibel Therapeutics, Inc., currently at 215 First Street, Cambridge MA 02142. Enclosed is a “Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement” (the “Agreement”), the terms of which are incorporated by reference herein.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form 1-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This letter agreement and the Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this contingent offer by signing and returning the enclosed copy of this letter and the Employee Agreement. You may indicate your acceptance of this offer by signing on the appropriate space below and returning a signed, scanned copy of this letter and the Employee Agreement to Susan O’Connor, Human Resources or returning by mail to Susan O’Connor, Human Resources 215 First Street, Cambridge, MA 02142.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

/s/ Kevin Starr
Kevin Starr
Chairman of the Board
Decibel Therapeutics, Inc.

Accepted and Agreed:

/s/ Steven H. Holtzman	June 20, 2016
Steven H. Holtzman	Date